EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Richard B. Hurd
Telephone: (414) 235-5207

1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin
Announces Financial Results for the Quarter and Six Months Ended June 30, 2022

Greenfield, Wisconsin – August 9, 2022 - 1895 Bancorp of Wisconsin, Inc. (NASDAQ: BCOW) (the “Company”), the holding company for PyraMax Bank, today announced unaudited financial results for the quarter and six months ended June 30, 2022.

Financial Summary

Operating Results for the Three Months Ended June 30, 2022

Net Loss.  We recorded a net loss of $241,000 for the three months ended June 30, 2022, an increase of $190,000 from a net loss of $51,000 recorded for the three months ended June 30, 2021. This increase was primarily due to a $1.0 million decrease in non-interest income, which was partially offset by a $678,000 decrease in noninterest expense, a $74,000 increase in net interest income after provision for loan losses and a $75,000 increase in income tax benefit.

Net Interest Income.  Net interest income increased $179,000, or 5.7%, to $3.3 million for the three months ended June 30, 2022, from $3.1 million for the three months ended June 30, 2021. This increase was due to a $156,000 increase in interest income and a $23,000 decrease in interest expense.  Interest and dividend income increased due primarily to an increase in interest earned on taxable securities, as a result of our strategy to deploy excess liquidity into securities. Interest expense decreased primarily due to a decline in interest expense on FHLB advances, as average balances of FHLB advances decreased. Our net interest rate spread increased 8 basis points to 2.52% for the three months ended June 30, 2022, from 2.44% for the three months ended June 30, 2021. Our net interest margin also increased 8 basis points to 2.65% from 2.57% over the same period.

Provision for Loan Losses.  Provision for loan losses for the three months ended June 30, 2022 was $105,000 compared to no provision for the three months ended June 30, 2021.  The increase in provision was primarily due to the increase in loans outstanding.

Non-interest Income.  Non-interest income decreased $1.0 million, or 89.6%, to $118,000 for the three months ended June 30, 2022, from $1.1 million for the three months ended June 30, 2021.  The decrease was primarily the result of a $763,000 decline in the market value of marketable equity securities held in our deferred compensation plan and a $241,000 decrease in net gain on sale of loans.

Non-interest Expense.  Non-interest expense decreased $677,000, or 15.5%, to $3.7 million for the three months ended June 30, 2022 from $4.4 million for the three months ended June 30, 2021.  This decrease was primarily due to a $664,000 decrease in salaries and employee benefits, which was due primarily to a $763,000 decrease in the market value of mutual funds held in our deferred compensation plan.

Operating Results for the Six Months Ended June 30, 2022 and 2021

Net (Loss) Income. We recorded net loss of $296,000 for the six months ending June 30, 2022, compared to net income of $470,000 recorded for the six months ending June 30, 2021. This decrease was primarily due to a $2.2 million decrease in non-interest income, which was partially offset by an $822,000 decrease in noninterest expense, a $353,000 increase in net interest income after provision for loan losses and a $294,000 decrease in income tax expense.

Net Interest Income.  Net interest income increased $563,000, or 9.0%, to $6.8 million for the six months ended June 30, 2022 from $6.3 million for the six months ended June 30, 2021. The increase was due primarily to an increase in interest earned on taxable securities, which increased $511,000, or 84.7% from $603,000 in the first six months of 2021 to $1.1 million in the first six months of 2022, as a result of our strategy to deploy excess liquidity into securities.  Our net interest rate spread increased 13 basis points to 2.60% for the six months ended June 30, 2022, from 2.47% for the six months ended June 30, 2021, while our net interest margin increased 14 basis points to 2.74% from 2.60% over the same period.

Provision for Loan Losses.  Provision for loan losses for the six months ended June 30, 2022 was $210,000 compared to no provision for the six months ended June 30, 2021.  The increase in provision was primarily due to the increase in loans outstanding.

Non-interest Income.  Non-interest income decreased $2.2 million, or 81.5%, to $508,000 for the six months ended June 30, 2022 from $2.7 million for the six months ended June 30, 2021. This decrease was due primarily to a $1.1 million decline in the market value of marketable equity securities held in our deferred compensation plan, a $729,000 decrease in net gains on the sale of loans, due to a decrease in the sale of mortgage loans, and a $419,000 decrease in loan servicing fees.

Non-interest Expense.  Non-interest expense decreased $822,000, or 9.7%, to $7.6 million for the six months ended June 30, 2022 from $8.5 million for the six months ended June 30, 2021. This decrease was primarily due to an $835,000 decrease in salaries and employee benefits, as a result of a $1.1 million decline in the market value of marketable equity securities held in our deferred compensation plan.

Financial Condition at June 30, 2022

Total Assets.  Total assets decreased $4.0 million, or 0.7%, to $535.6 million at June 30, 2022 from $539.6 million at December 31, 2021.

Cash and Cash Equivalents.  Cash and cash equivalents decreased $46.6 million, or 69.7%, to $20.2 million at June 30, 2022 from $66.8 million at December 31, 2021, primarily due to the purchase of $37.1 million in available-for-sale securities, $26.0 million of net loan growth, $13.8 million in originations of loans held for sale and $8.0 million in principal payments on FHLB advances.

Available-for-Sale Securities.  Available-for-sale securities increased $14.2 million, or 12.7%, to $126.7 million at June 30, 2022, from $112.4 million at December 31, 2021.

Net Loans.  Net loans held for investment increased $25.8 million, or 8.0%, to $349.6 million at June 30, 2022, from $323.8 million at December 31, 2021.

Deposits.  Deposits decreased $1.4 million, or 0.4%, to $383.1 million at June 30, 2022, from $384.5 million at December 31, 2021.

Borrowings.  Borrowings, consisting entirely of FHLB advances, increased $2.0 million, or 3.6%, to $57.4 million at June 30, 2022, from $55.4 million at December 31, 2021.

Total Stockholders’ Equity.  Total stockholders’ equity decreased $9.9 million to $81.0 million at June 30, 2022, from $90.9 million at December 31, 2021. The decrease was primarily due to an $11.9 million increase in net unrealized losses on available-for-sale securities, which net of taxes, resulted in a $8.7 million decrease in stockholders’ equity. The increase in net unrealized losses on available-for-sale securities resulted primarily from changes in market interest rates.

About 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. is the savings and loan holding company for PyraMax Bank.  The Company’s stock trades on the NASDAQ Capital Market under the symbol “BCOW”.  PyraMax Bank was established in 1895 as South Milwaukee Savings and Loan Association and has operated in the Milwaukee, Wisconsin market since that time.  PyraMax Bank is a full-service stock savings bank with its corporate office in Greenfield, Wisconsin, servicing customers in Milwaukee, Waukesha and Ozaukee counties through our six banking offices.

Forward-Looking Statements
This release may contain certain “forward-looking statements” that represent 1895 Bancorp of Wisconsin, Inc.’s current expectations or beliefs concerning future events.  Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning.  Forward-looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our most recent Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2022, as supplemented by our subsequent Quarterly Reports on Form 10-Q and other reports that we file with the SEC.  Our SEC filings are available free of charge at www.sec.gov. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by 1895 Bancorp of Wisconsin, Inc. or on its behalf.  1895 Bancorp of Wisconsin, Inc. disclaims any obligation to update such forward-looking statements.

1895 Bancorp of Wisconsin, Inc.
Condensed Consolidated Balance Sheets -Unaudited
(In thousands)

	6/30/2022	3/31/2022	12/31/2021
Assets
Cash and cash equivalents	$ 20,221	$ 50,586	$ 66,803
Available for sale securities, stated at fair value	126,676	132,722	112,440
Loans, held for sale	262	944	1,183
Loans	352,751	326,703	326,647
Allowance for loan losses	3,132	3,017	2,858
Net loans	349,619	323,686	323,789
Other assets	38,848	38,347	35,424
TOTAL ASSETS	$ 535,626	$ 546,285	$ 539,639

Liabilities and Stockholders' Equity
Deposits	$ 383,062	$ 390,953	$ 384,501
FHLB advances	57,435	58,449	55,442
Other liabilities	14,163	11,681	8,803
Total Liabilities	454,660	461,083	448,746

Stockholders' Equity	80,966	85,202	90,893
Total Liabilities and Stockholders' Equity	$ 535,626	$ 546,285	$ 539,639

Selected Asset Quality Data:
Nonaccrual to total loans	0.23%	0.29%	0.31%
ALLL to total loans (Excluding Loans held for sale)	0.89%	0.93%	0.88%

1895 Bancorp of Wisconsin, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(In thousands, except share and per share data)

	Three months ended		Six months ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Total interest and dividend income	$ 3,667	$ 3,511	$ 7,552	$ 7,128
Total interest expense	370	393	710	849
Net interest income	3,297	3,118	6,842	6,279
Provision for loan losses	105	—	210	—
Net interest income after provision for loan losses	3,192	3,118	6,632	6,279
Noninterest income	118	1,134	508	2,743
Noninterest expense	3,684	4,361	7,628	8,450
(Loss) income before income taxes	(374)	(109)	(488)	572
Income tax expense	(133)	(58)	(192)	102
Net (loss) income	$ (241)	$ (51)	$ (296)	$ 470

(Loss) earnings per common share:
Basic (1)	$ (0.04)	$ (0.01)	$ (0.05)	$ 0.10
Diluted (1)	$ (0.04)	$ (0.01)	$ (0.05)	$ 0.10

Average common shares outstanding:
Basic (1)	5,843,104	4,599,878	5,858,449	4,594,314
Diluted (1)	5,843,104	4,599,878	5,858,449	4,656,037

Selected Ratios:
Interest rate spread	2.52%	2.44%	2.60%	2.47%
Net interest margin	2.65%	2.57%	2.74%	2.60%

(1) Amounts related to periods prior to the date of Conversion (July 2021) have not been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (1.3163).